Exhibit 99.1


                                  CONTACT:  MEDIA:
                                            RONALD S. ZIEMBA
                                            203-969-0666 EXT. 405
                                            RON.ZIEMBA@HEXCEL.COM

                                            INVESTORS:
                                            STEPHEN C. FORSYTH
                                            203-969-0666 EXT. 425
                                            STEPHEN.FORSYTH@HEXCEL.COM


                 HEXCEL ANNOUNCES ADDITIONAL STOCK BUYBACK

 STAMFORD, CT,  October 5, 1998 -- Hexcel Corporation (NYSE/PCX: HXL)

 announced today that its board of directors authorized the company to repurchase up to an additional $10 million of its common stock.  The company also said that its board of directors may approve additional stock buybacks from time to time subject to market conditions and the terms of its credit agreements.  The purchases may be made in the open market at prevailing prices or in privately negotiated transactions.  The company has approximately 36,323,705 shares outstanding, with two large stockholders holding about 60% of these shares.



 Hexcel also announced that it completed its previously announced program to repurchase  $10 million of its outstanding common stock.  During the period from August 6, 1998 to September 10, 1998,  Hexcel repurchased a total of

 811,700 shares at an average cost of $12.32 per share.



 Hexcel Corporation is the world's leading advanced structural materials company.  It manufactures lightweight, high performance carbon fibers,

 structural fabrics, composite materials and engineered products for use in commercial aerospace, electronics, space and defense, recreation and general industrial applications.  Hexcel's 1997 revenues were $937 million.